Exhibit 10.18

[***] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been separately filed with the Securities and Exchange Commission.

Platform Services Agreement

This Platform Services Agreement (“Agreement”) is entered into by and between Threewide Corporation, a corporation formed under the laws of Delaware, with an address at 709 Beechurst Avenue, Suite 1B, Morgantown, West Virginia 26505 (“Threewide”) and Zillow, Inc., a corporation formed under the laws of Washington, with an address at 999 Third Avenue, Suite 4600, Seattle, Washington 98104 (“Partner”). This Agreement will be effective as of the date the last signing party executes this Agreement (the “Effective Date”).

1 DEFINED TERMS. The following capitalized terms will have the meanings set forth below.

1.1 “Additional Sites” has the meaning set forth in Section 1.6, below.

1.2 “Affiliate” means with respect to either party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party. For these purposes, “control” includes control over greater than fifty percent (50%) of the voting rights or equity interests of a party.

1.3 “Content Source” means a unique Multiple Listing Service (“MLS”), brokerage, franchise or any other source of real estate listing data.

1.4 “Data Feeds” has the meaning set forth in Section 3.1, below.

1.5 “End Users” means end users who access, use, view or purchase the Partner’s services, including but not limited to consumers, brokers and agents.

1.6 “Partner Services” means Partner’s business-to-consumer products and services that are accessible through the Zillow real estate network (the “Zillow Real Estate Network”), which consists of the websites listed on Exhibit A hereto, provided that “Partner Services” shall not include any products and services other than business-to-consumer products and services that are or may become accessible through the Zillow Real Estate Network. Partner may add other websites (a) that are owned or operated by Partner or its Affiliates, or (b) for which Partner or its Affiliates both generate the real estate search user experience and sell products into the real estate search user experience, to Exhibit A upon thirty (30) days prior written notice to Threewide (which sites are referred to herein as “Additional Sites”).

1.7 “Platform” means the platform provided by Threewide’s proprietary software (branded “ListHub™”) for brokers, agents, franchises, consumers and/or MLSs to: 1) access listing inventory in a database and distribute it to Partner; 2) purchase services from Partner; and/or 3) view offers, sponsorships or marketing collateral from Partner.

1.8 “Licensed Content” means the listing content, if any, provided by Threewide to Partner pursuant to the delivery mechanism described in Section 3.1, including, without limitation, all text, data, images, materials and other content, and any Updates thereto provided to Partner by Threewide.

1.9 “Tier 1 Listing Aggregator” has the meaning set forth in Section 3.9, below.

1.10 “Updates” means updates, refreshes, corrections and other modifications.

1.11 “Zillow Real Estate Network” has the meaning set forth in Section 1.6, above.

2 LICENSED CONTENT.

2.1 License. Subject in all instances to the terms and conditions of this Agreement, Threewide hereby grants to Partner a nonexclusive and worldwide right and license, during the Term only, to (i) use the Licensed Content within the Partner Services, pursuant to the Partner’s published terms and conditions; (ii) allow End Users to access and use

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the Licensed Content through the Partner Services pursuant to the Partner’s published terms and conditions; and/or (iii) utilize the Platform to market and sell Partner Services, if applicable. Threewide and Partner acknowledge that Partner’s published terms and conditions in effect as of the Effective Date provide for two (2) separate programs – a “Simple Listing Program” and a “Listing and Sold Program” – and agree that the Licensed Content shall be governed by the Simple Listing Program unless the applicable Content Source expressly authorizes the Listing and Sold Program. At the time that a Content Source first elects to use the Partner Services, Threewide will provide such Content Source with the Partner’s published terms and conditions. Partner may use consultants and other contractors in connection with the performance of obligations and exercise of rights under this Agreement, provided that such consultants and contractors must agree in writing to be subject to the same obligations, including without limitation confidentiality obligations, as Partner hereunder. The license granted hereunder may not be sublicensed by Partner, except to its Affiliates.

2.2 Reservation of Threewide Rights. Except for the license granted hereunder, as between the parties, Threewide retains all right, title and interest in and to the Licensed Content and the Platform.

2.3 Reservation of Partner Rights. Notwithstanding anything to the contrary, Threewide understands and agrees that nothing in this Agreement will prevent or restrict Partner from using data Partner obtains from a source other than Threewide. Threewide acknowledges and agrees that it will not have any right, title or interest in any information, content, or data obtained from a source other than Threewide and used by Partner in conjunction or association with the Licensed Content, and Threewide shall not make any claim of ownership or interest in any such information, content, or data. Partner and/or its Affiliates retain all right, title and interest in and to the Partner Services and all content or data forming part of or displayed as part of or through the Partner Services other than the Licensed Content.

2.4 Marketing. During the Term, the parties will perform the marketing obligations outlined in Exhibit B.

3 DELIVERY AND FORMAT OF LICENSED CONTENT.

3.1 Delivery; Access. Beginning on the Effective Date and continuing throughout the Term, Threewide will make the Licensed Content available to Partner via a single set of data feeds (the “Data Feeds”), which Data Feeds shall be initially in ZIFF syndication spec format. On a date to be mutually determined by the parties, which date shall in any event occur no later than one hundred eighty (180) days after the Effective Date, Threewide will begin providing, and Partner will begin accepting, the Data Feeds in RETS syndication spec format. At any time during the Term, Threewide may, in its sole discretion, upgrade to the then-current version of the RETS syndication spec format upon ninety (90) days prior written notice to Partner. Licensed Content Data Specification is included as Exhibit C. Threewide agrees to make available to Partner the content described in Exhibit C, to the extent that Threewide’s Content Sources have made such content available to Threewide and have elected to participate in the Partner Services. (All such content will be considered “Licensed Content”.) In the event that the Licensed Content includes URLs, any such URL provided by Threewide will link directly to a page that contains, and is directly relevant to, the Licensed Content. In the event that Threewide learns, at any time during the Term, that the Data Feeds are not being successfully delivered to Partner, Threewide will notify Partner of such non-delivery within one (1) business day and will provide Partner with updates every successive business day until the delivery problem is resolved. Threewide will use commercially reasonable efforts to resolve such delivery problem within two (2) business days.

3.1.1 Threewide will ensure that offers to Content Sources to participate in the Partner Services will be presented to Content Sources in an objective manner.

3.2 Content Sources. Threewide may add listings from new Content Sources to the Licensed Content at any time.

3.3 Updates; Refreshes. From time to time during the Term, Threewide will update and refresh the Licensed Content, and make such refreshed Licensed Content available to Partner in the manner described in Section 3.1. Threewide will use commercially reasonable efforts to update and refresh the Licensed Content four (4) times per day, provided however that any Licensed Content from a Content Source that does not permit Threewide to access such Licensed Content four (4) times per day will be updated and refreshed no more frequently than is permitted by such Content Source. Within thirty (30) days following the Effective Date, Threewide will provide Partner with a report listing any Content Sources that do not permit Threewide to access the

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Licensed Content at least four (4) times per day. Thereafter, Threewide will provide Partner with updates to such report within thirty (30) days after any Content Source who was not listed on such initial report begins to permit Threewide to access the Licensed Content fewer than four (4) times per day. Upon Partner’s request, which request may be made no more than once per contract year, Threewide will provide Partner with a report identifying each Content Source and the frequency with which it updates and refreshes the Licensed Content it provides.

3.4 Display. The rights granted to Partner herein include the right to display all or portions of the Licensed Content on Partner Services; provided that, any URLs provided by Threewide with the Licensed Content shall be displayed with any portion of the Licensed Content. Notwithstanding the foregoing, for all listings included within the Licensed Content, Partner shall display, at a minimum, the following content fields: property address, listing price, number of bedrooms, number of bathrooms, square footage, property description, office phone number, broker name, and listing redirection link, provided however that in the event that one of the foregoing content fields is not included in the Licensed Content, Partner shall not be obligated to display such content field. In addition, the parties acknowledge that Threewide may, in its discretion, provide Partner with up to two (2) email addresses per listing, of which two (2) email addresses, one shall be designated for display and one shall be designated for lead routing. The parties agree that (a) Partner may, in its discretion, but shall not be obligated to, display within the Partner Services the email address designated for display; and (b) Partner must at all times during the Term route all leads destined for the listing agent or broker from listings within the Licensed Content to the applicable email address designated for lead routing. Partner will have the sole right to determine the placement and location of the selected Licensed Content through the Partner Services. For the sake of clarity, each party retains sole discretion with respect to the look-and-feel, display and operation of its respective services and websites. This Agreement does not affect any right that either party would have had, or shall have, independent of the Agreement including but not limited to rights under the U.S. Copyright Act or analogous laws in other jurisdictions. Partner shall abide by any applicable state or federal laws governing the display of the Licensed Content and/or abide by a Content Source’s request to include copyright or other legal notifications displayed alongside the Licensed Content.

3.5 Additional Sites. In the event that Partner provides Threewide written notice of any Additional Site pursuant to Section 1.6, above, Threewide may communicate to Content Sources the addition of such Additional Site for the purpose of allowing Content Sources to determine whether to permit their content to appear on such Additional Site. During the first sixty (60) days following the addition of any Additional Site to the Zillow Real Estate Network, Threewide may permit Content Sources to elect not to allow their content to be displayed on such Additional Site while still allowing their content to be displayed on the rest of the Zillow Real Estate Network. After such sixty (60) day period, Threewide shall permit Content Sources to elect not to allow their content to be displayed on any site within the Zillow Real Estate Network (including without limitation the Additional Site) only by electing not to allow their content to be displayed on the Zillow Real Estate Network in general.

3.6 Redistribution. Partner shall not have the right to distribute Licensed Content to third parties, third party sites, or any other person, entity, or site except as expressly permitted pursuant to Sections 1.6, 3.4, and/or 3.11 hereof. For sake of clarity, Partner is expressly prohibited from sending or distributing the Licensed Content to any third party; all Licensed Content must remain resident in Partner’s database and under Partner’s control at all times, except as expressly authorized by Content Sources pursuant to Section 3.11 hereof, in which event all provisions of Section 3.11 hereof must be strictly adhered to.

3.7 Partner Reporting.

3.7.1 Error Reporting. Beginning ninety (90) days following the Effective Date, Partner will provide Threewide with error reporting for each listing within the Licensed Content. Partner must provide a decipherable error code if a listing within the Licensed Content was rejected by the Partner Service. If a listing is accepted by the Partner Service, Partner must provide a URL to see the listing displayed on Partner Service. In the event that Partner learns, at any time during the Term, that any reporting metrics required to be delivered by Partner to Threewide pursuant to this Section 3.7 are not being successfully delivered to Threewide, Partner will notify Threewide of such non-delivery within one (1) business day and will provide Partner with updates every successive business day until the delivery problem is resolved. Partner will use commercially reasonable efforts to resolve such delivery problem within two (2) business days.

3.7.2 Reporting Metrics. No less often than once per day, Partner shall provide reporting metrics, in a mutually agreeable format and via a mutually agreeable delivery mechanism, for display to the applicable

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Content Source through the Platform. Neither Threewide nor its Affiliates will utilize, display, or publish any reporting metrics provided by Partner to Threewide pursuant hereto other than as permitted herein. Threewide and its Affiliates will refrain from distributing such reporting metrics to employees and independent contractors other than those employees and independent contractors who have a need to know them and are under an obligation to maintain their confidentiality. Notwithstanding any provision to the contrary contained herein, no provision of this Section 3.7.2 shall be construed to prohibit or otherwise restrict Threewide or its Affiliates from utilizing, displaying, publishing, or distributing any metrics or other information that are provided to or become known by Threewide or its Affiliates via a source other than Partner. Notwithstanding any provision to the contrary contained herein, Partner and Threewide agree that (a) Threewide shall remain free at all times during the Term to publish, share, and publicly disseminate marketing materials and other materials containing reporting regarding the aggregate performance of the Platform (“Aggregate Reporting Materials”); and (b) Threewide shall be permitted to include in such Aggregate Reporting Materials data contained within and/or derived from the reporting metrics provided by Partner pursuant to this Section 3.7, so long as such Aggregate Reporting Materials describe the performance of the Platform as a whole and not the performance of any specific destination or publisher that provides reporting metrics to Threewide, including, without limitation, the Partner Services.

Threewide will provide Partner with templates of all reports in which Threewide intends to use the reporting metrics provided by Partner to Threewide pursuant hereto, as well as with any revisions to such templates. Threewide will cause the format of all reports in which it utilizes the reporting metrics provided by Partner to Threewide pursuant hereto to be based on objective criteria.

The reporting metrics delivered by Partner to Threewide each day shall include the following data:

3.7.2.1	Listing Data. Partner shall provide the ListHub Listing ID and the property address of all listings within the Licensed Content that are then displayed within the Partner Services.

3.7.2.2	Detail Impressions. Partner shall provide the counts for when an End User accesses the detail page within Partner Service to view more details on a specific listing. Detail impressions must be provided per listing with a datestamp, provided that in the event that, at any time during the Term, Partner begins storing timestamps for detail impressions, Partner shall then replace the datestamp provided to Threewide with a timestamp.

3.7.2.3	Leads. Partner shall provide the counts for each time an End User contacts the Content Source or applicable broker or agent within the Content Source directly from the Licensed Content. Lead counts must be provided per listing with a datestamp, including listings that received zero (0) leads, provided that in the event that, at any time during the Term, Partner begins storing timestamps for lead counts, Partner shall then replace the datestamp provided to Threewide with a timestamp. For listings where lead data is not provided because the listing agent is not active for the listing within the Partner Service, Zillow will report NA in the reporting field. Such report must be provided per listing with a datestamp, provided that in the event that, at any time during the Term, Partner begins storing timestamps for such reports, Partner shall then replace the datestamp provided to Threewide with a timestamp.

3.8 Threewide Reporting. Each month during the Term, Threewide will provide Partner with an aggregate monthly report containing the same categories of reporting metrics that then populate the monthly reports provided by Threewide to Content Sources. [***].

3.9 Licensed Content Duplication. The parties acknowledge that Partner may receive listing content for a specific listing sent through the Platform from one or more additional sources and agree that: (a) In the event that Partner receives listing content for such specific listing directly from the listing agent, broker, franchise or multiple listing service, Partner [***]; (b) in the event that Partner receives listing content for such specific listing from another aggregator that sources listings directly from MLSs (a “Tier 1 Listing Aggregator”), Partner [***]; and (c) in the event that Partner receives listing content for such specific listing from any other non-MLS source, Partner [***]. Each day during the Term, Partner will provide Threewide with a report detailing all listings received through the Platform during such day that were not displayed by Partner as the result of Partner receiving the same listing from

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more than one source, which report shall identify in reasonable detail both the listing and the reason that it was not displayed. Notwithstanding the foregoing, during the Term, Partner may provide listing agents and brokers whose listing content is provided to Partner by more than one listing content aggregator with the ability to instruct Partner as to which listing content aggregator’s listing content should be displayed. In addition, during the Term, Partner may elect to append or augment the Licensed Content with listings content or portions of listings content received from other third-party providers in an effort to maximize the quality of data displayed by Partner through the Partner Services, provided that: (x) In so doing, Partner shall not be permitted to replace any portion of the Licensed Content with any listings content or portions of listings content received from any third-party provider, provided however that Partner shall be permitted to display one or more listing photographs received from a third-party provider in lieu of one or more listing photographs included within the Licensed Content; (y) for all listings within the Licensed Content, Partner must, at all times, display at least the minimum fields required to be displayed pursuant to Section 3.4 hereof; and (z) Partner must, at all times during the Term, provide the reporting described in Section 3.7 hereof.

3.10 Image Management. Threewide provides images in the Listing Content as provided and as available from Content Sources. Images are provided as URL links in the Licensed Content, and the actual images are stored in Threewide’s image database. Partner shall use the Threewide image database to access the images and download them to their own servers prior to displaying to consumers or end users. For the sake of clarity, Threewide’s image database is not intended to act as the photo server for Partner to display images to its consumers or end users. Partner is responsible to download or otherwise cache images included in Licensed Content, managing this content independent of Threewide’s image database.

3.11 Non-Display Uses. In the event that Partner, during the Term, utilizes the Licensed Content within the Partner Services for any purpose other than display, [***]. The parties acknowledge and agree that use by Partner of the Licensed Content within the Partner Services in the automated home valuation model known as of the Effective Date as “Zestimate” (“Zestimate”) and in the median Zestimate valuation for a given geographic area known as of the Effective Date as “Zindex” shall be deemed to be display uses within the meaning of this Section 3.11.

4 [***] As used herein, “MLS-Sourced Data” shall mean data pertaining to real properties that Partner receives or accepts either (i) directly from a multiple listing service, or (ii) from one or more third-parties that receive such data, either directly or indirectly, from a multiple listing service, provided that data pertaining to real properties that Partner receives directly from a real estate agent shall not be deemed to be MLS-Sourced Data unless Partner is reasonably able to determine that such real estate agent received such data from a multiple listing service. In the event that Partner begins, at any time after the [***] of the Term, to directly or indirectly operate any business or platform that distributes MLS-Sourced Data to any website outside of the Zillow Real Estate Network (other than via a Zillow widget that meets the requirements described above), Partner shall provide Threewide prompt written notice of such, which written notice must be provided no later than the earlier of: (a) ten (10) days after the date on which Partner first enters into an agreement with a content source pursuant to which Partner acquires MLS-Sourced Data, or rights thereto, for distribution to any website outside of the Zillow Real Estate Network; and (b) ninety (90) days prior to Partner actually beginning to directly or indirectly operate any such business or platform. In the event that Partner provides such notice to Threewide, Threewide shall be permitted to terminate this Agreement at any time thereafter, effective immediately upon written notice to Partner. Such termination right is in addition to the termination rights contained in Section 9.2 hereof.

5 WARRANTIES AND DISCLAIMER. Each party represents and warrants that it has full power and authority to enter into the Agreement. Threewide represents and warrants that: (a) the Platform does not violate any applicable law or infringe any third party trademark or copyright or misappropriate any trade secret or violate any right of privacy or right of publicity or other legal right of any person; (b) Threewide has obtained and will maintain throughout the Term all rights, authorizations and licenses, if any, that are required in order for it to grant the rights and licenses granted hereunder and for Partner to use the Licensed Content as permitted herein; and (c) the Licensed Content provided to Partner will not contain any viruses, worms, Trojan horses or other similar harmful components. Except as expressly provided for herein, NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE AND NONINFRINGEMENT.

6 INDEMNIFICATION. Partner will indemnify, defend, or at its option settle, any third party lawsuit or proceeding brought against Threewide, its Affiliates, and any of their respective officers, directors, employees and agents, based upon or otherwise arising out of: (1) a claim alleging facts that would constitute a breach of Partner’s warranties per

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this Agreement, and (2) Partner’s use of any Licensed Content, including without limitation Partner’s display of the Licensed Content pursuant to Section 3.4 hereof. Threewide will: (i) promptly notify Partner of such claim, (ii) provide Partner with reasonable information, assistance and cooperation, at Partner’s expense, in defending the lawsuit or proceeding, and (iii) give Partner full control and sole authority over the defense and settlement of such claim, subject to Threewide’s approval of any such settlement, which approval will not be unreasonably withheld or delayed.

7 LIMITATION OF LIABILITY. EXCEPT FOR (I) PARTNER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6, AND (II) BREACHES OF CONFIDENTIALITY UNDER SECTION 8, (A) NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA, LOST PROFITS, LOST REVENUE OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN, AND (B) IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED [***]. The parties agree that (i) the mutual agreements made in this Section reflect a reasonable allocation of risk, and (ii) that each party would not enter into the Agreement without these limitations on liability.

8 Confidentiality; PR. Information that is disclosed by one party to the other party, and that is marked “confidential,” or which under the circumstances ought reasonably to be treated as confidential information (including this Agreement), will be treated as confidential by the receiving party. The receiving party will not disclose to a third party such information, or use such information other than for the purposes for which it was provided, without the written consent of the other party; this limitation will apply for a period of one year after disclosure of such confidential information. The foregoing limitations do not apply to the extent such information: (a) is or subsequently becomes publicly available other than through a breach of these limitations; (b) is already known to the receiving party at the time of disclosure; (c) is developed by the receiving party independent of such information; or (d) is rightfully received from a third party without restrictions on disclosure or use. Neither party will issue any public announcement regarding the existence or content of this Agreement without the other party’s prior written approval. Notwithstanding the foregoing, either party may include the other party’s marks, names and logos in presentations, marketing materials, and customer lists for general marketing purposes upon approval by the other party.

9 TERM AND TERMINATION.

9.1 Term. This Agreement will begin on the Effective Date and, unless earlier terminated in accordance with this Agreement, will expire forty-eight (48) months thereafter (the “Initial Term”). Thereafter, this Agreement will automatically renew for additional one (1) year terms unless either party notifies the other party in writing of its intent to not renew at least ninety (90) days prior to the end of the then-current term (the Initial Term and all such renewal terms, collectively, the “Term”).

9.2 Termination. Either party may terminate this Agreement: (a) immediately upon written notice to the other party if (1) the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business, or (2) the other party breaches Section 8 of this Agreement (Confidentiality; PR) in a manner that has a reasonable likelihood of causing material harm to the other party’s business; or (b) if the other party materially breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. Such termination rights are in addition to the termination right contained in Sections 4 and 10 hereof.

9.3 Effects of Termination, Expiration. Upon the expiration or termination of this Agreement for any reason, Threewide will block Partner from receiving from Threewide any new or updated versions of the Licensed Content. Upon the expiration or termination of this Agreement for any reason, Partner will cease display of Licensed Content to End Users within one (1) day after receiving notice of the Termination, except to the extent that Partner has been specifically permitted by the applicable Content Source, pursuant to the terms of use in place between Partner and such Content Source, to continue to use or display such Licensed Content. Sections 2.2, 2.3, and 5 through 10 will survive any termination or expiration of this Agreement. If Agreement is terminated as a result of Threewide’s material breach of this Agreement, Threewide will promptly refund to Partner that portion of any payment, if any, made by Partner intended to cover any portion of the remainder of the Term.

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10 MISCELLANEOUS. Each party will comply with all laws, rules and regulations, if any, applicable to it in connection with the performance of its obligations under the Agreement. All notices will be in English and in writing and (a) if sent to Threewide to the address identified above and (b) if sent to Partner to address identified above. Notice will be deemed given (i) upon receipt when delivered personally, (ii) upon written verification of receipt from overnight courier, (iii) upon verification of receipt of registered or certified mail or (iv) upon verification of receipt via facsimile, provided that such notice is also sent simultaneously via first class mail. Except as expressly set forth herein, neither party may assign or otherwise transfer its rights or delegate its obligations under the Agreement, in whole or in part, provided however that: (a) Threewide may assign its rights or delegate its obligations hereunder to any person or entity that acquires all or substantially all of its assets, provided however that Threewide shall provide Partner written notice of such assignment or delegation promptly thereafter; and (b) Partner may assign its rights or delegate its obligations hereunder to any person or entity that acquires all or substantially all of its assets, provided however that I1) Partner must provide Threewide written notice of any such assignment or delegation no less than ten (10) days prior to any such assignment or delegation; and (ii), in the event that such assignment or delegation is to any of the entities listed on Exhibit D hereto, Threewide shall be permitted, in its sole discretion, to terminate this Agreement at any time within thirty (30) days after receiving such notice, effective immediately upon providing written notice of termination to Partner. No more than one (1) time per calendar year, Threewide in its sole discretion, may add entities to and/or remove entities from Exhibit D upon written notice to Partner, provided that such written notice is provided on or before January 6 of such year and provided that Exhibit D shall at no time contain in excess of twenty (20) entities. Any assignment or other transfer of rights or delegation by a party in accordance with this Section 10 shall not operate to relieve such assigning party of its responsibilities under this Agreement. The assigning party will require its assignees, transferees, or delegates to agree, in writing, to the terms and conditions of this Agreement. This Agreement and any claim or dispute of whatever nature arising out of or relating to this Agreement will be governed by and construed in accordance with the laws of the State of California and applicable federal U.S laws, without giving effect to any choice of law principles that would require the application of the laws of a different state. Each party agrees to submit to the personal and exclusive jurisdiction of the courts located in Los Angeles County, California. The Agreement supersedes any other prior or collateral agreements, whether oral or written, with respect to the subject matter hereof. Any amendments or modifications to the Agreement must (i) be in writing; (ii) refer to the Agreement; and (iii) be executed by an authorized representative of each party. The failure to require performance of any provision will not affect a party’s right to require performance at any time thereafter; nor will waiver of a breach of any provision constitute a waiver of the provision itself. If any provision is adjudged by a court of competent jurisdiction to be unenforceable, invalid or otherwise contrary to law, such provision will be interpreted so as to best accomplish its intended objectives and the remaining provisions will remain in full force and effect. The parties hereto are and will remain independent contractors and nothing herein will be deemed to create any agency, partnership, or joint venture relationship between the parties. Neither party will be deemed to be an employee or legal representative of the other nor will either party have any right or authority to create any obligation on behalf of the other party. Neither party will be liable for failing or delaying performance of its obligations (except for the payment of money) resulting from any condition beyond its reasonable control, including but not limited to, governmental action, acts of terrorism, earthquake, fire, flood or other acts of God, labor conditions, power failures, and Internet disturbances. The Agreement is not intended to benefit, nor will it be deemed to give rise to, any rights in any third party. The Agreement (a) will be binding on and inure to the benefit of each of the parties and their respective successors and assigns; and (b) may be executed in counterparts, including facsimile counterparts, each of which will be deemed an original and all of which when taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement by persons duly authorized as of the Effective Date.

Threewide Corporation		Partner

By:	/s/ Luke A. Glass	By:	/s/ Spencer Rascoff
Print Name:	Luke A. Glass	Print Name:	Spencer Rascoff
Title:	VP and GM	Title:	CEO
Date:	April 7, 2011	Date:	April 7, 2011

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EXHIBIT A

PARTNER SERVICES DESCRIPTION

The Zillow Real Estate Network:

•	Zillow.com

•	Yahoo! Real Estate

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EXHIBIT B

MARKETING PLAN

Marketing.

1. Threewide shall perform the following marketing tasks:

-Threewide shall include the logo and short description of Partner in the Platform for display to all registered brokers.

-Threewide may make available to Partner additional marketing opportunities as they become available.

2. During the Term, Partner shall publicly endorse Threewide as a preferred syndication partner and shall publicly endorse the Platform as (a) “Zillow’s largest partner for listing syndication”; (b) “one of the most accurate and timely data feeds”; and (c) a “trusted partner for communicating Zillow’s metrics through the Platform’s reporting”. Partner shall make such endorsement via a joint press release, the content and form of which shall be agreed to by the parties, which approval shall not be unreasonably withheld or delayed, issued upon the execution of the Agreement and via such other means as Partner and Threewide shall agree from time to time.

3. Except as set forth herein or otherwise agreed to in writing, Partner agrees that it will not, in the course of performance of this Agreement, or thereafter, use or refer to in any advertising, publicity, promotional, marketing, or other materials, media, or activities, any name, trade name, trademark, service mark, logo, or any other designation of Threewide or ListHub without the prior written consent of Threewide.

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EXHIBIT C

LICENSED CONTENT DATA SPECIFICATION

ListHub Listing Data Fields

Listing Status	Street Name	Listing Modified Date	List Agent Phone
Internet/IDX	Street Type	Photo URL	List Agent Email
For Sale, For Rent	City	Property Interior Sq Ft	List Office Name
Subdivision	State	Lot Size	List Office ID
Unit No	Zip	HOA Fee w/time units	List Office Phone
County	Style	Tax Fee	Virtual Tour
Longitude	Model Name	Zoning	Photo Modified Date
Latitude	Remarks	School Elementary	Photo Count
MLS ID	Baths Full	School Middle
Price	Bedrooms	School High
Property Type	Baths Half	School District
Street Number	Year Built	List Agent ID
Street Direction prefix	List Date	List Agent Name

The above fields are generally available in most MLS markets. Exceptions do exist.

ListHub Office Fields

Office ID	Office Phone	Address 1	State
Parent Office ID	Office email	Address 2	Zip
Office Name	Office website	City

ListHub Agent Fields

Agent ID	First Name	(or) Full Name	Email
Office ID	Last Name	Phone

ListHub Open House Fields

MLS ID	From date-time	To date-time

In addition to the fields above, the following is available relating to photos:

Access to URL based Photos.

Access to a photo modified date field

Access to a photo count field

[***] Certain information has been omitted and filed separately with respect to the omitted portions.

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EXHIBIT D

LIST OF ENTITIES

Any of the following, or any subsidiary, parent company, or affiliate of any of the following:

[***]

[***] Certain information has been omitted and filed separately with respect to the omitted portions.

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